Exhibit 3.7

CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

9.00% SERIES C EXCHANGEABLE PREFERRED STOCK

CORENERGY INFRASTRUCTURE TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”), authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more classes or series, and authorizes the Board of Directors (as defined below) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: In accordance with Section 2-208(b) of the Maryland General Corporation Law and pursuant to the authority expressly vested in the Board of Directors by Article VI of the Charter, the Board of Directors has duly classified and designated 1,652,000 unissued shares of Preferred Stock into a separate series designed as “9.00% Series C Exchangeable Preferred Stock.”

THIRD: The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the 9.00% Series C Exchangeable Preferred Stock of the Corporation as set by the Board of Directors and Executive Committee of the Corporation.

Section 1. Number of Shares and Designation.

A series of Preferred Stock designated 9.00% Series C Exchangeable Preferred Stock (the “Series C Preferred Stock”) is hereby established and the number of shares constituting such series shall be 1,652,000. The par value of the Series C Preferred Stock is $0.001 per share. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series C Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on ownership and transfer of the Corporation’s equity securities.

Section 2. Definitions.

“Aggregate Stock Ownership Limit” shall have the meaning set forth in Article VII, Section 7.1 of the Charter.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Stock.

“Business Day” shall mean any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Charter” shall have the meaning set forth in the Preamble hereof.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the class of common stock registered under the Exchange Act, par value $0.001 per share, of the Corporation.

“Corporation” shall have the meaning set forth in the Preamble hereof.

“Dividend Payment Date” shall mean the last calendar day of each February, May, August and November of each year, commencing on May 31, 2021.

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 or less than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the period commencing on and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, April 1, 2021), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date (or in the case of a period during which any shares of Series C Preferred Stock shall be redeemed pursuant to Section 5 hereof, ending on, and including, the redemption date with respect to the shares of Series C Preferred Stock being redeemed).

“DTC” shall have the meaning set forth in Section 5(h) hereof.

“Exchange” shall have the meaning set forth in Section 8(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Date” shall have the meaning set forth in Section 8(a) hereof.

“Liquidation Preference” shall have the meaning set forth in Section 4 hereof.

“Notice of Exchange” shall have the meaning set forth in Section 8(b).

“Optional Exchange Date” shall have the meaning set forth in Section 7(a).

“Original Issue Date” shall mean the first date on which the Series C Preferred Stock is issued and sold.

“Preferred Stock” shall have the meaning set forth in the Preamble hereof.

“Redemption Right” shall have the meaning set forth in Section 5(b) hereof.

“REIT” shall have the meaning set forth in Section 5(f) hereof.

“Series A Preferred Stock” shall mean the Corporation’s 7.375% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, as to which each outstanding whole share is represented by outstanding depositary shares, each representing 1/100th of a whole share of Series A Preferred Stock.

“Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

“Transfer Agent” shall mean Computershare Trust Company, N.A. or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock.

“VWAP” means the volume-weighted average price per share of the outstanding depositary shares representing Series A Preferred Stock on any trading day as displayed under the heading “Bloomberg VWAP” on the Bloomberg page (or its equivalent successor if Bloomberg ceases to publish such price or such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one depositary share representing Series A Preferred Stock on such trading day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Corporation). The VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Section 3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series C Preferred Stock as to dividends, the holders of the then outstanding Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.00% per annum of the $25.00 Liquidation Preference per share of the Series C Preferred Stock, which is equivalent to $2.25 per annum per share of the Series C Preferred Stock. Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on May 31, 2021, when and if authorized by the Board of Directors and declared by the Corporation; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series C Preferred Stock for each full Dividend Period shall be computed by dividing $2.25 by four (4) regardless of the actual number of days in such full Dividend Period. The amount of any dividend payable on the Series C Preferred Stock for any partial Dividend Period including the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date. Holders of Series C Preferred Stock are not entitled to receive dividends paid on such Series C Preferred Stock if such shares were not issued and outstanding on the Dividend Payment Record Date for such dividend. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such date; provided, however that, for the avoidance of doubt, any share of Series C Preferred Stock that is exchanged for a depositary share representing Series A Preferred Stock pursuant to the terms of Section 7 or Section 8 hereof, with an Exchange Date or Optional Exchange Date (as applicable) that falls on a date that also is a Dividend Payment Record Date for both the Series C Preferred Stock and the Series A Preferred Stock, shall be entitled to receive any dividends payable with respect to such depositary shares representing Series A Preferred Stock with respect to such Dividend Payment Record Date and shall not be entitled to receive any dividends payable with respect to shares of Series C Preferred Stock with respect to such Dividend Payment Record Date.

(b) No dividends on the Series C Preferred Stock shall be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Stock shall accrue whether or not (i) the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends or (iv) such dividends are authorized by the Board. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any accrued but unpaid dividend on the Series C Preferred Stock.

(d) Except as provided in Section 3(e) below, so long as any shares of Series C Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock, Class B Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends and upon liquidation, on a parity with or junior to the Series C Preferred Stock (other than a dividend paid in shares of Common Stock, Class B Common Stock or in shares of any other class or series of equity securities ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock, Class B Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (other than a purchase or other acquisition of shares of Common Stock or Class B Common Stock made for purposes of and in compliance with the requirements of any employee benefit, incentive or similar plan of the Corporation or any subsidiary thereof, conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter), unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) If and when dividends are not paid in full (or a sum sufficient for such full payment is not so declared and set apart) upon the Series C Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

(f) Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided herein. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series C Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

(h) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of the Corporation’s equity securities is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Section 4. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock, Class B Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series C Preferred Stock, the holders of shares of Series C Preferred Stock then outstanding, after the payment of the Corporation’s debts and other liabilities, shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series C Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The (i) consolidation or merger of the Corporation with or into any other corporation, trust or entity, (ii) a statutory share exchange or (iii) the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation for purposes of these Articles Supplementary.

Section 5. Redemption.

(a) Shares of Series C Preferred Stock shall only be redeemable by the Corporation as set forth in this Section 5.

(b) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to, but not including, the date fixed for redemption, without interest (the “Redemption Right”). If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of shares of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s Series C Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c) Upon receipt of a redemption notice under Section 5(h), each holder of Series C Preferred Stock may, at his, her or its option, exchange some or all of such Series C Preferred Stock subject to redemption under this Section 5, for Series A Preferred Stock of the Corporation if and as permitted pursuant to Section 7 below, by notice to the Corporation at any time at least five (5) Business Days prior to the redemption date therefor set by the Corporation under Section 5(h) below.

(d) Holders of Series C Preferred Stock to be redeemed shall surrender such shares of Series C Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends (whether or not declared) payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series C Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends (whether or not declared), then from and after the redemption date dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and (subject only to Section 5(c) above) all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption, without interest. So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series C Preferred Stock or shares of any other class or series of equity securities of the Corporation ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares in open-market transactions duly authorized by the Board of Directors. For the avoidance of doubt, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, at any time and from time to time either at a public or a private sale, all or any part of the outstanding depositary shares representing interests in the Corporation’s Series A Preferred

Stock, including the repurchase of such depositary shares in open-market transactions duly authorized by the Board of Directors.

(e) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series C Preferred Stock shall be irrevocable except that:

(i) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii) all monies so deposited by the Corporation shall be promptly returned to the Corporation in the event the Series C Preferred Stock is converted as provided above and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f) In accordance with Article VII of the Charter, shares of Series C Preferred Stock may and shall be redeemed to preserve the status of the Corporation as a real estate investment trust (“REIT”) for United States federal income tax purposes.

(g) Unless full cumulative dividends on all Series C Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods and the then-current Dividend Period, no Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or any class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series C Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series C Preferred Stock by the Corporation in accordance with the terms of Section 5(a) or 5(f) hereof or Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

(h) Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series C Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series C Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice that has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) any conditions of redemption; (iv) the number of shares of Series C Preferred Stock to be redeemed; (v) the place or places where the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (vi) the procedure for surrendering noncertificated shares of Series C Preferred Stock for payment of the redemption price; and (vii) that dividends on the Series C Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(i) Notwithstanding anything contained in this Section 5 to the contrary, if a redemption date falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series C Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock which are redeemed.

(j) Unless exchanged earlier pursuant to either Section 7 or Section 8 below, all shares of Series C Preferred Stock shall, on the seventh (7) year anniversary of the Original Issue Date, or if such day is not a Business Day, then the next succeeding Business Day, be redeemed by the Corporation, pursuant to this Section 5.

Section 6. Voting Rights.

(a)          Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(b)          So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of 66 2/3% of the shares of Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), in addition to any other vote or consent of stockholders required by the Charter:

(i)          other than with respect to the Series A Preferred Stock, (A) authorize, create or issue, or increase the authorized or issued amount of, any other class or series of equity securities ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or (B) reclassify any authorized equity securities of the Corporation into such senior equity securities, or (C) create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; provided, however, further that holders of the Series C Preferred Stock shall not be entitled to vote with respect to: (A) any increase in the amount of the authorized Common Stock, Class B Common Stock, Series A Preferred Stock, or Series B Redeemable Convertible Preferred Stock, (B) or the creation or issuance of any other class or series of equity securities, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or (C) the creation of any class of securities issued to refinance the Series A Preferred Stock; or

(ii)          amend, alter or repeal the provisions of the Charter, including these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; unless, however, with respect to the occurrence of any Event (A) the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (B) the holders of Series C Preferred Stock receive equity securities with the rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, in which case such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event.

(c)          The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(d)          In any matter in which the Series C Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

(e)          The holders of shares of Series C Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series C Preferred

Stock, and any such Charter amendment shall require the approval of a majority of the issued and outstanding Series C Preferred Stock voting as a separate class.

(f)          Except as expressly stated herein, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger, conversion or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, conversion, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series C Preferred Stock.

Section 7. Optional Exchange by Holders.

(a)          Each holder of Series C Preferred Stock shall have the right, at such holder’s option, to exchange any or all shares of such holder’s Series C Preferred Stock at any time selected by such holder (the date of such exchange, the “Optional Exchange Date”) for an equivalent number of depositary shares, each representing 1/100th of a whole share of Series A Preferred Stock, on a one-to-one basis. The holder of Series C Preferred Stock electing to exchange pursuant to this Section 7(a) shall provide notice to the Corporation of such holder’s election to exchange, which notice shall state such holder’s intended Optional Exchange Date (which shall be no less than five (5) Business Days and no more than fifteen (15) Business Days after the date on which the holder provides such notice to the Corporation).  Such notice shall also state the number of shares of Series C Preferred Stock held by such holder to be exchanged for depositary shares representing Series A Preferred Stock.

(b)          The Corporation shall at all times reserve and keep available out of its authorized and unissued Series A Preferred Stock, solely for issuance upon the exchange of the Series C Preferred Stock, such number of whole shares of Series A Preferred Stock (and depositary shares representing fractional interests in such whole shares) as shall from time to time be issuable upon the exchange of all the shares of Series C Preferred Stock then outstanding. Any such shares of Series A Preferred Stock (as represented by depositary shares each representing 1/100th of a whole share thereof) issued upon exchange of Series C Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

Section 8. Exchange by the Corporation.

(a)          If at any time the VWAP per depositary share representing Series A Preferred Stock is greater than $23.50 for at least thirty (30) consecutive trading days, then the Corporation may elect to exchange (the “Exchange”) all the outstanding shares of Series C Preferred Stock for depositary shares representing Series A Preferred Stock (the date selected by the Corporation for any Exchange pursuant to this Section 8(a), the “Exchange Date”). In the case of an Exchange, each share of Series C Preferred Stock then outstanding shall be exchanged for a number of depositary shares representing Series A Preferred Stock equal to the number of shares of Series C Preferred Stock to be exchanged multiplied by $25.00 and then dividing that product by $23.50.

(b)          If the Corporation elects to effect an Exchange, the Corporation shall provide written notice not less than 30 nor more than 60 days prior to when it will carry out the Exchange, to each holder of Series C Preferred Stock (such notice, a “Notice of Exchange”). The Exchange Date selected by the Corporation shall be no less than five (5) Business Days and no more than fifteen (15) Business Days after the date on which the Corporation provides the Notice of Exchange to the holders. The Notice of Exchange shall state the Exchange Date selected by the Corporation.

Section 9. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series C Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock, Class B Common Stock and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Series B Redeemable Convertible Preferred Stock and all equity securities issued by the Corporation in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to the Series A Preferred Stock and all equity securities issued by the Corporation in the future, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to exchange. All shares of Series C Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 10. No Preemptive Rights.

No holder of shares of Series C Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

Section 11. Restrictions on Transfer, Acquisition, Exchange and Redemption of Shares.

The Series C Preferred Stock is subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter. The foregoing sentence shall not be construed to limit to the Series C Preferred Stock the applicability of any other term or provision of the Charter.

Section 12. Shares of Stock To Be Retired.

All shares of Series C Preferred Stock which shall have been issued and redeemed, purchased or reacquired in any manner by the Corporation shall, after such redemption, repurchase or other reacquisition have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series, until such shares are reclassified by the Board of Directors.

Section 13. Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 14. Sinking Fund.

The Series C Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 15. Exclusion of Other Rights.

The Series C Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 16. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 17. Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH: The shares of Series C Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article VI of the Charter.

FIFTH: These Articles Supplementary shall become effective as of 12:01 p.m., Eastern Time, on February 4, 2021.

SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of February 2, 2021.

CORENERGY INFRASTRUCTURE TRUST, INC.
/s/ David J. Schulte
By: David J. Schulte
Title: President

ATTEST: /s/ Rebecca M. Sandring

By: Rebecca M. Sandring
Title: Secretary